Exhibit 3.6

FIRST AMENDMENT TO THE
FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT
OF INTERFACE SECURITY SYSTEMS, L.L.C.

This First Amendment (this “Amendment”) to the Fifth Amended and Restated Limited Liability Company Agreement of Interface Security Systems, L.L.C., a Louisiana limited liability company (the “Company”), is duly executed by Interface Acquisition Company, L.L.C., a Louisiana limited liability company and the sole member of the Company (the “Member”), to be effective for all purposes as of May 5, 2010 (the “Effective Date”).

RECITALS

1.                                      The Company has been operating under and pursuant to that certain Fifth Amended and Restated Limited Liability Company Agreement, dated as of December 13, 2001 (as amended from time to time, the “LLC Agreement”).

2.                                      Pursuant to Section 10.1 of the LLC Agreement, the LLC Agreement may only be amended by a written agreement signed by the Member.

3.                                      The Member desires to amend the LLC Agreement, effective as of the Effective Date, as set forth herein.

4.                                      Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the LLC Agreement.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

1.                                      Article X of the LLC Agreement is hereby amended to insert the following as Section 10.6 thereof:

“Section 10.6                       Membership Interest Certificates; UCC Article 8 Opt- In.

(a)                                 Each membership interest in the Company shall be represented by a security certificate (a “Membership Interest Certificate”).  Each Membership Interest Certificate shall be issued in such form and substance as may be approved from time to time by the Member or the Board of Managers and shall be numbered by membership class (if more than one) and in the order in which they are issued.  Each Membership Interest Certificate shall bear a legend referring to this Agreement and (to the extent applicable) a legend that the membership interest has not been registered under applicable securities laws, each in such form and substance as may be approved from time to time by the Member or the Board of Managers.  Each Membership Interest Certificate shall be signed by any Manager or officer of the Company (including any assistant secretary), and the seal of the Company shall be affixed thereto.  The name of the Person owning the membership interest, the class (if applicable) of membership interest and the date of issuance shall be entered on each Membership Interest Certificate and on the stub (if any) of each Membership Interest Certificate.  A copy of each Membership Interest Certificate that is issued, exchanged, transferred or canceled, and the original stub (if any) of each Membership Interest Certificate issued, shall be kept in the Company’s minute book.

(b)                                 The transfer of a membership interest shall be made by the Member, any Manager or any officer of the Company on its books and records, and the Company shall issue a new Membership Interest Certificate to the transferee, upon the Company’s receipt of (i) the written direction of the existing Membership Interest Certificate holder of record or the transferee, (ii) the existing Membership Interest Certificate evidencing such membership interest, and (iii) the due endorsement of such Membership Interest Certificate for transfer to the transferee, either on such Membership Interest Certificate or on a customary stock power or similar instrument of transfer.  The Company shall be entitled to treat the holder of record of any membership interest as the Person entitled to vote or transfer such membership interest.  Each record owner of a membership interest may vote such interest in person or by proxy or written consent.

(c)                                  Any Person claiming a Membership Interest Certificate to be lost, stolen or destroyed shall make an affidavit or affirmation of such fact and establish such other proof and indemnity in the manner and to the extent required by the Member, any manager or any officer of the Company.  Upon compliance with the above, to the satisfaction of the Member, any Manager or any officer of the Company, a new Membership Interest Certificate may be issued in lieu of the one alleged to have been lost, stolen or destroyed.

(d)                                 Each Membership Interest Certificate in the Company shall constitute and remain a “security” within the meaning of, and shall be governed by, Article 8 of the Uniform Commercial Code (including section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware or any other applicable jurisdiction (“Article 8”) Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of UCC Article 8, such provision of UCC Article 8 shall control and be given effect.

(e)                                  Until the date that all of the obligations of the Company (other than contingent indemnification obligations to the extent no claims giving rise thereto have been asserted) pursuant to that certain Credit Agreement, dated as of May 5, 2010, by and among the Company, The Greater Alarm Company, Inc., a California corporation, the banks party thereto (the “Lenders”). CapitalSource Finance LLC (“CapitalSource”), as administrative agent for the Lenders, and the other parties thereto from time to time (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), have been paid in full, this Section 10.6 may not be amended without the express written consent of CapitalSource or the successor or assign of the rights of CapitalSource under the Credit Agreement.”

2.                                      In all other respects, the LLC Agreement is hereby ratified and confirmed by the Member.

3.                                      This Amendment shall be governed by, and construed in accordance with, the laws of the State of Louisiana, without regard to any applicable conflicts of law principles.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

MEMBER:

INTERFACE SECURITY SYSTEMS
HOLDINGS, INC.

By:	/s/ Michael T. Shaw
Name:	Michael T. Shaw
Title:	Chief Executive Officer

Signature Page to First Amendment to Fifth Amended and Restated Limited Liability Company Agreement of Interface Security Systems, L.L.C.